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                                                                    EXHIBIT 99.1

                   Contacts:
                   --------

                   Media:      Stephen K. Dishart
                               (412) 234-0850

                   Analysts:   Donald J. MacLeod
                               (412) 234-5601



FOR IMMEDIATE RELEASE


             MELLON COMPLETES ACQUISITION OF UNITED NATIONAL BANK

PITTSBURGH and MIAMI, Feb. 2, 1998--Mellon Bank Corporation (NYSE:MEL) today announced that it has completed its previously announced acquisition of United Bankshares, Inc., a full-service commercial bank serving South Florida. Mellon and United Bankshares, the parent company of United National Bank, signed a definitive agreement in November 1997. Mellon acquired United Bankshares with a combination of Mellon's common stock and cash. Other terms of the agreement were not disclosed.

     The organization will operate as a separate entity under the name Mellon United National Bank and will combine Mellon's broad array of banking, investment and trust services with United's highly focused strategy to create a powerful financial resource for the growing numbers of South Florida businesses and entrepreneurs that are increasingly seeking a wider range of financial solutions. Mellon United National Bank will continue to be managed by United's existing management team, with Gerald Katcher remaining as chairman, president and chief executive officer.

     A broad-based financial services company with a bank at its core, Mellon Bank Corporation ranks among the nation's largest bank holding companies in market capitalization. With more than $300 billion of assets under management and approximately $1.5 trillion of assets under administration, Mellon provides a full range of banking, investment and trust products and services to individuals and small, midsize and large businesses and institutions. Its mutual fund company, The Dreyfus Corporation, places Mellon as the leading bank manager of mutual funds. Headquartered in Pittsburgh, Mellon's principal subsidiary is Mellon Bank, N.A.

     Press releases and other information about Mellon Bank Corporation and its products and services are available at http://www.mellon.com on the Internet. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.


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